                                                                    Exhibit 12.1

                            ViroPharma Incorporated
                 Schedule of Ratio of Earnings to Fixed Charges

                                                    Year
                         --------------------------------------------------------------
                            1996        1997         1998         1999         2000
                         ----------  -----------  -----------  -----------  -----------
Net loss................ (6,395,004) (11,449,883) (26,402,116) (29,500,038) (41,817,374)
Add:
  Fixed charges.........    132,527      194,512      402,512      434,786   10,100,287
                         ----------  -----------  -----------  -----------  -----------
Earnings as Adjusted.... (6,262,477) (11,255,371) (25,999,604) (29,065,252) (31,717,087)
                         ==========  ===========  ===========  ===========  ===========
Fixed Charges:
  Interest (Gross)......     21,977       64,492      151,712      153,956    9,102,914
  Portion of rent
   representative of the
   interest factor......    110,550      130,020      250,800      280,830      319,110
  Amortization of debt
   issuance costs.......        --           --           --           --       678,263
Fixed charges...........    132,527      194,512      402,512      434,786   10,100,287
                         ----------  -----------  -----------  -----------  -----------
Deficiency of earnings
 to cover fixed
 charges................  6,395,004   11,449,883   26,402,116   29,500,038   41,817,374
                         ==========  ===========  ===========  ===========  ===========